As filed with the Securities and Exchange Commission on November 3, 2010
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
Arbitron Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	52-0278528
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

9705 Patuxent Woods Drive
Columbia, Maryland	21046
(Address of Principal Executive Offices)	(Zip Code)
ARBITRON INC. EMPLOYEE STOCK PURCHASE PLAN
(as amended and restated effective as of May 25, 2010)
(Full Title of the Plan)
Timothy T. Smith, Esq.
Executive Vice President of Business Development and Strategy,
Chief Legal Officer and Secretary
Arbitron Inc.
9705 Patuxent Woods Drive
Columbia, Maryland 21046
(Name and Address of Agent for Service)
(410) 312-8000
(Telephone Number, Including Area Code, of Agent for Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered(1)	Share	Price	Registration Fee
Common Stock, par value $0.50 per share	250,000 shares	$25.91 (2)	$6,477,500 (2)	$461.85

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover an indeterminate number of additional securities that may from time to time be offered or issued under the above-referenced plan to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on November 1, 2010.

PART I
EXPLANATORY NOTE
     Arbitron Inc. (“Arbitron” or the “Company”) adopted its Employee Stock Purchase Plan to enable employees of Arbitron to purchase shares of Company common stock on favorable terms through regular payroll deductions.
     This Registration Statement on Form S-8 of Arbitron is being filed pursuant to General Instruction E to Form S-8 in order to register an additional 250,000 shares of common stock, which may be offered or sold to participants under the Employee Stock Purchase Plan, as amended and restated as of May 13, 2008 and May 25, 2010 (the “ESPP”). The ESPP was originally adopted by the Company’s predecessor, Ceridian Corporation and its stockholders and became effective as of June 29, 1995. On March 30, 2001, the Company’s predecessor, Ceridian Corporation, completed a spin-off of its lines of business other than its radio audience measurement business to a newly formed company named “New Ceridian” and changed its name from Ceridian Corporation to Arbitron Inc. The maximum number of shares reserved for sale under the ESPP, as adjusted for the reverse spin-off, was 600,000. The ESPP was amended on May 13, 2008 to increase the maximum number of shares reserved for sale from 600,000 to 850,000, of which approximately 143,000 shares remain. An increase in the number of shares reserved for sale under the ESPP from 850,000 to 1,100,000 shares of common stock (subject to adjustment as provided in the ESPP) was approved by our stockholders at our 2010 annual meeting of stockholders held on May 25, 2010 and is described in our definitive proxy statement for our 2010 annual meeting of stockholders.
     On November 21, 2008, a Registration Statement on Form S-8 (File No. 333-155578) was filed with the Securities and Exchange Commission (the “Commission”) registering 250,000 additional shares of Arbitron common stock to be offered or sold to participants under the ESPP. On March 3, 2009, Post Effective Amendment No. 1 to the Registration Statement on Form S-8 was filed with the SEC solely in order to file revised Exhibits 3.5 and 23.2. Pursuant to General Instruction E to Form S-8, the contents of Registration Statement No. 333-155578 are incorporated herein by reference except to the extent supplemented, amended or superseded by the information set forth herein. Only those Items of Form S-8 containing new information not contained in Registration Statement No. 333-155578 are presented herein.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
     Item 3. Incorporation of Documents by Reference.
     The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission . The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:
     (a) The registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed;
     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above; and

     (c) The description of the registrant’s Common Stock contained in the Registration Statement on Form S-4 (File No.33-64089), including any amendments or reports filed for the purpose of updating such description.
     All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
     To the extent that any proxy statement or Form 8-K is incorporated herein by reference, such incorporation shall not include any information contained in such proxy statement or Form 8-K which is not, pursuant to the Commission’s rules, deemed to be “filed” with the Commission or subject to the liabilities of Section 18 of the Exchange Act.
     Item 5. Interests of Named Experts and Counsel.
     The validity of the shares of the registrant’s Common Stock registered hereby has been passed upon for the registrant by Timothy T. Smith, Esq., the registrant’s Executive Vice President of Business Development and Strategy, Chief Legal Officer and Secretary. Mr. Smith beneficially owns, or has rights to acquire under an employee benefit plan of the registrant, an aggregate of less than one percent of the Common Stock of the registrant.
     Item 8. Exhibits.
     The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.
     Item 9. Undertakings.
     1. Item 512(a) of Regulation S-K. The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     2. Item 512(b) of Regulation S-K. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the “Securities Act”), each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     3. Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbia, Maryland, on this 3rd day of November, 2010.

ARBITRON INC. a Delaware corporation
By:	/s/ William T. Kerr
William T. Kerr
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William T. Kerr William T. Kerr	Chief Executive Officer, President and Director (Principal Executive Officer)	November 3, 2010

/s/ Sean R. Creamer Sean R. Creamer	Executive Vice President, U.S. Media Services and Chief Financial Officer (Principal Financial and Principal Accounting Officer)	November 3, 2010

*	Director

Shellye Archambeau		November 3, 2010

*	Director

David W. Devonshire		November 3, 2010

*

John A. Dimling	Director	November 3, 2010

*

Erica Farber	Director	November 3, 2010

*

Philip Guarascio	Chairman and Director	November 3, 2010

*

Larry E. Kittelberger	Director	November 3, 2010

*

Luis G. Nogales	Director	November 3, 2010

*

Richard A. Post	Director	November 3, 2010

*By:	/s/ Timothy T. Smith
Timothy T. Smith
As Attorney-in-fact (see Exhibit 24.1)

INDEX TO EXHIBITS

			Incorporated by Reference
Exhibit No.	Exhibit Description	Form	SEC File No.	Exhibit	Filing Date	Filed Herewith
3.1	Restated Certificate of Incorporation of Arbitron Inc. (formerly known as Ceridian Corporation)	S-8	33-54379	4.01	6/30/94

3.2	Certificate of Amendment of Restated Certificate of Incorporation of Arbitron Inc. (formerly known as Ceridian Corporation)	10-Q	1-1969	3	8/13/96

3.3	Certificate of Amendment of Restated Certificate of Incorporation of Arbitron Inc. (formerly known as Ceridian Corporation)	10-Q	1-1969	3.01	8/11/99

3.4	Certificate of Amendment of the Restated Certificate of Incorporation of Arbitron Inc. (formerly known as Ceridian Corporation)	10-K	1-1969	3.4	4/02/01

3.5	Second Amended and Restated Bylaws of Arbitron Inc., effective as of February 25, 2009	10-K	1-1969	3.5	3/02/09

4.1	Specimen of Common Stock Certificate	10-K	1-1969	4.1	4/02/01

4.2	Rights Agreement, dated as of November 21, 2002, between Arbitron Inc. and The Bank of New York, as Rights Agent, which includes the form of Certificate of Designation of the Series B Junior Participating Preferred Stock as Exhibit A, the Summary of Rights to Purchase Series B Junior Participating Preferred Shares as Exhibit B and the Form of Rights Certificate as Exhibit C	8-K	1-1969	99.1	11/22/02

			Incorporated by Reference
Exhibit No.	Exhibit Description	Form	SEC File No.	Exhibit	Filing Date	Filed Herewith
4.3	Amendment No. 1 to Rights Agreement, dated as of January 31, 2007, between Arbitron Inc. and The Bank of New York, as Rights Agent	10-K	1-1969	4.3	2/27/07

4.4	Amendment No. 2 to Rights Agreement, dated as of May 13, 2010, between Arbitron Inc. and The Bank of New York Mellon, as Rights Agent	10-Q	1-1969	4.1	8/05/10

4.5	Amendment No. 3 to Rights Agreement, dated as of August 2, 2010, between Arbitron Inc. and The Bank of New York Mellon, as Rights Agent	10-Q	1-1969	4.2	8/05/10

5.1	Opinion of Timothy T. Smith, Executive Vice President, Business Development and Strategy, Chief Legal Officer, and Secretary of the Registrant regarding the legality of the securities being registered					*

10.1	Arbitron Inc. Employee Stock Purchase Plan, as amended and restated effective as of May 25, 2010					*

23.1	Consent of Timothy T. Smith (included in Exhibit 5.1)					*

23.2	Consent of KPMG LLP					*

24.1	Powers of attorney					*

*	Filed or furnished herewith.